Exhibit 10.1

8 DECEMBER 2021

Dear Robert,

It is with great enthusiasm that Talis Biomedical Corporation (“Talis” or the “Company”) is providing you an offer for continued employment in the full-time position of Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”), under the terms of this offer letter agreement (the “Agreement”), and effective as of the date you have signed and returned this Agreement to the Company (the “Effective Date”). In addition, you will be appointed to the Board effective as of the Effective Date.

We are pleased to increase your base salary to the rate of $525,000.00 per year, which will be paid in accordance with the Company’s normal payroll practices. The target annual bonus for this position is 75% of your base salary rate, beginning in calendar year 2022. For 2021, you will continue to be eligible for a discretionary annual bonus under your existing employment arrangement and targets as the Company’s Chief Commercial Officer. All payments to you from the Company will be subject to standard payroll deductions and applicable withholdings. You must be employed through the date bonuses are paid to employees to earn any such bonuses. Your primary work location shall be the Company’s main offices in Menlo Park, California and Chicago, Illinois, provided that the Company reserves the right to require you to perform your duties at places other than your primary work location from time to time, and to require reasonable business travel.

The Company will reimburse you for weekly travel from your home in Miami, Florida to one of your primary Company work locations, (e.g. Menlo Park or Chicago), pursuant to our expense reimbursement policies and practices as in effect from time to time. As an additional benefit, the Company will pay you an amount intended to cover your housing while away from your home working at your primary work location, which amount shall be based on your actual costs incurred and will in no event be more than $7,000 per month. The travel reimbursement payments and housing allowance may be subject to applicable deductions and withholdings and will be subject to a tax gross up, to the extent such payments are taxable to you.

The Company may change your compensation, benefits, position, duties and work location from time to time at its discretion.

Any prior equity awards previously granted to you will continue to be governed by the applicable equity incentive plan and grant documents. In addition, subject to approval by the Board (or the Compensation Committee of the Board), on the Effective Date, you will be granted a stock option (the “Option”) to purchase 450,000 shares of the Company’s common stock. The Option shall be an incentive stock option to the maximum extent permissible under Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price per share of the Option shall be equal to the closing price of common stock of the Company on the date of grant. Subject to your continued services to the Company, the Option will vest over the four-year period following the Effective Date as follows: twenty-five percent (25%) shall vest on the twelve (12) month anniversary of the Effective Date and the remainder shall vest monthly over the following thirty-six (36) months. The Option will be granted pursuant and subject to the Company’s 2021 Equity Incentive Plan and the standard form of stock option agreement thereunder.

You will continue to be eligible for Company benefits, which currently include medical, dental and vision insurance, as well as other Company benefits, for you and your eligible dependents, subject to plan terms and generally applicable Company policies. We also currently offer a 401(k) with a Company match as well as a Paid Time Off (PTO) program and paid Company holidays. You will accrue PTO at the rate of 4 weeks (20 days) per year, subject to the Company’s PTO policies in effect from time to time.

You will be eligible to participate in the Talis Biomedical Corporation Severance and Change in Control Plan, at the Chief Executive Officer level, pursuant to the terms and conditions of a participation agreement (if approved and executed by you and the Company) and other applicable plan documents. If prior to the Effective Date you were eligible for any severance benefits under a prior participation agreement or other plan, policy or agreement (if any, the “Prior Arrangements”), then you acknowledge and agree that this agreement supersedes any Prior Arrangements and such Prior Arrangements are hereby waived and extinguished and you are no longer eligible for nor entitled to any severance or other benefits under them. You further acknowledge and agree that the changes to your employment, as set forth in this Agreement, do not constitute “Good Reason” or any other grounds for you to resign your employment or otherwise obtain severance benefits under any Prior Arrangements.

Please note that your continued employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to terminate its employment relationship with you at any time, for any reason or for no reason.

As a Company employee, you will continue to be expected to abide by Company rules and policies. Your prior signed Employee Confidential Information and Inventions Agreement remains in full force and effect and binding upon you.

This Agreement, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your continued employment with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

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We look forward to continuing to work with you and hope you will find your continued employment at Talis a wonderfully rewarding and enjoyable experience.

Best Regards,

/s/ Felix Baker

Felix Baker
Chairman of the Board of Directors
Talis Biomedical Corporation

Offer Letter Acceptance

I have read and accept this offer of employment:

/s/ Robert Kelley	December 8, 2021
Robert Kelley	Date

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